As filed with the Securities and Exchange Commission on January 26, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ResMed Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-0152841
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9001 Spectrum Center Blvd.

San Diego, CA 92123

United States of America

(Address of Principal Executive Offices including Zip Code)

RESMED INC. 2009 INCENTIVE AWARD PLAN

(Full Title of the Plan)

DAVID PENDARVIS Senior Vice President, Global General Counsel and Secretary ResMed Inc. 9001 Spectrum Center Blvd. San Diego, CA 92123 United States of America (858) 836-5000	Copy to: Regina M. Schlatter, Esq. Latham & Watkins LLP 650 Town Center Drive, Twentieth Floor Costa Mesa, California 92626 (714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.004 per share	1,560,825	$52.24	$81,537,498	$5,813.62

(1)	The ResMed Inc. 2009 Incentive Award Plan (formerly known as the Amended and Restated ResMed Inc. 2006 Incentive Award Plan, as amended) (the “Plan”) currently authorizes the issuance of 11,460,825 shares of the Registrant’s common stock, par value $0.004 (including the shares registered hereby). The Registrant has previously registered 9,900,000 shares for issuance under the Plan. This registration statement is registering the additional 1,560,825 shares recently approved by the Registrant’s stockholders for issuance under the Plan.

In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement will also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and (c) under the Securities Act of 1933, as amended (the "Securities Act"), and is based on the average of the high and low sales price ($52.24) of the Common Stock, as reported on the New York Stock Exchange on January 15, 2010, for the 1,560,825 additional shares issuable under the Plan.

Proposed issuances to take place as soon after the effective date of the Registration Statement as practicable.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We are not filing with or including in this Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

The ResMed Inc. 2009 Incentive Award Plan (formerly known as the Amended and Restated ResMed Inc. 2006 Incentive Award Plan, as amended) (the “Plan”) currently authorizes the issuance of 11,460,825 shares of the Registrant’s common stock, par value $0.004 (which includes the shares being registered hereby). The Registrant has previously registered 9,900,000 shares for issuance under the Plan by (i) a Registration Statement on Form S-8 filed with the Commission on January 31, 2007, Registration No. 333-140351 covering 7,800,000 shares, and a Registration Statement on Form S-8 filed with the Commission on December 11, 2008, Registration No. 333-156065 covering 2,100,000 shares (collectively, the “Prior Registration Statements”). This registration statement is registering the additional 1,560,825 shares recently approved by our stockholders for issuance under the Plan. The contents of the Prior Registration Statements are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 8. Exhibits

See Index to Exhibits included herein.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, ResMed Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this Registration Statement on its behalf, in the City of San Diego, State of California, USA, and in the City of Sydney, State of New South Wales, Australia on January 25, 2010.

RESMED INC.

By:	/s/ Kieran Gallahue
Kieran Gallahue, Chief Executive Officer and President

By:	/s/ Brett Sandercock
Brett Sandercock, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Kieran Gallahue and Brett Sandercock as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of January 25, 2010.

Signature	Title

/s/ Kieran Gallahue
Kieran Gallahue	Director, Chief Executive Officer and President (Principal Executive Officer)

/s/ Brett Sandercock
Brett Sandercock	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Peter C. Farrell
Peter C. Farrell	Executive Chairman of the Board

/s/ Gary W. Pace
Gary W. Pace	Director

/s/ Michael A. Quinn
Michael A. Quinn	Director

/s/ Christopher G. Roberts
Christopher G. Roberts	Director

/s/ Richard Sulpizio
Richard Sulpizio	Director

/s/ Ronald Taylor
Ronald Taylor	Director

/s/ John Wareham
John Wareham	Director

INDEX TO EXHIBITS

EXHIBIT
4.1	Form of Certificate Evidencing Shares of Common Stock (Incorporated by reference in the Company’s Registration Statement on Form S-1 (No. 333-91094) declared effective on June 1, 1995)

5.1*	Opinion of David Pendarvis

10.1	ResMed Inc. 2009 Incentive Award Plan (Incorporated by reference in the Company’s Report on Form 8-K dated November 23, 2009)

23.1*	Consent of David Pendarvis (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24*	Power of Attorney (included in the signature page to this Registration Statement)

*	Filed herewith.